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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                               (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                 Under the Securities Exchange Act of 1934
                             (AMENDMENT NO. 1)*

                             NETWORK ENGINES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                    COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                64121A 10 7
                     ----------------------------------
                              (CUSIP Number)


                              DECEMBER 31, 2001
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64121A 10 7                 13G                  Page  2   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

        Ascent Venture Partners, L.P.
        04-3458591
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

        Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  3   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ascent Venture Management, LLC
     04-3458587
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  4   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

        Ascent Venture Partners II, L.P.
        04-3263775
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  5   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

        Ascent Venture Management II, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  6   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

        Ascent Management SBIC Corp.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  7   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ascent Venture Partners III, L.P.
     04-3483908
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  8   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Ascent Venture Management III, LLC
     04-3483905
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  9   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Christopher W. Dick
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,682,521 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  10   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Christopher W. Lynch
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     23,049 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  23,049 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,705,570 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  11   of  20
          -----------                                           ----    ----

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Frank M. Polestra
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     156,194 shares
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     5,682,521 shares
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  156,194 shares
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  5,682,521 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     5,838,715 shares
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     17.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64121A 10 7                 13G                  Page  12  of  20
          -----------                                           ----    ----

                                  SCHEDULE 13G


Item 1(a).        NAME OF ISSUER:  Network Engines, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  25 Dan Road, Canton, MA 02021

Item 2(a).        NAMES OF PERSONS FILING: (1) Ascent Venture Partners, L.P.;
                  (2) Ascent Venture Management, LLC (the sole general partner of Ascent Venture Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4) Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture Partners II, L.P.); (5) Ascent Management SBIC Corp. (the sole general partner of Ascent Venture Management II, L.P.); (6) Ascent Venture Partners III, L.P.; (7) Ascent Venture Management III, LLC (the sole general partner of Ascent Venture Partners III, L.P.); (8) Christopher W. Dick, Christopher W. Lynch and Frank
                  M. Polestra (the managing members of Ascent Venture Management, LLC, the stockholders of Ascent Management SBIC Corporation and the managing members of Ascent Venture Management III, LLC); and (9) Leigh E. Michl.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC Corp.; Ascent Venture Partners III, L.P.; Ascent Venture Management III, LLC; Christopher W. Dick; Christopher W. Lynch and Frank M. Polestra is 255 State Street, 5th Floor, Boston, MA 02109. The address of the residence of Leigh E. Michl is 74 Cherry Brook Road Weston, MA 02193.

Item 2(c). CITIZENSHIP: Each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P., Ascent Venture Management II, L.P. and Ascent Venture Partners III, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Ascent Venture Management, LLC and Ascent Venture Management III, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Massachusetts S-corporation. Each of Christopher W. Dick, Christopher W. Lynch, Leigh E. Michl and Frank M. Polestra is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share (the "Common Stock") and warrants for Common Stock.

Item 2(e).        CUSIP NUMBER:  64121A 10 7

CUSIP No. 64121A 10 7                 13G                  Page  13  of  20
          -----------                                           ----    ----

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        As of December 31, 2001, Ascent Venture Partners, L.P. was the record holder of 766,705 shares of Common Stock (the "Ascent Shares") and warrants for 180,375 shares of Common Stock exercisable within six months thereof (the "Ascent Warrants"); Ascent Venture Partners II, L.P. was the record holder of 3,304,088 shares of Common Stock (the "Ascent II Shares") and warrants for 721,500 shares of Common Stock exercisable within six months thereof (the "Ascent II Warrants"); Ascent Venture Partners III, L.P. was the record holder of 709,220 shares of Common Stock (the "Ascent III Shares"); Ascent Management SBIC Corp. was the record holder of 633 shares of Common Stock (the "SBIC Shares"); Christopher W. Lynch was the record holder of 23,049 shares of Common Stock (the "Lynch Shares"); and Frank M. Polestra was the record holder of 115,177 shares of common stock (the "Polestra Shares").

                        By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the Ascent Shares, Ascent Warrants, Ascent II Shares, Ascent II Warrants, SBIC Shares and Ascent III Shares for an aggregate of 5,682,521 shares (the "Record Shares").

                        Each of Ascent Venture Management, LLC (as sole general partner of Ascent Venture Partners, L.P.), Ascent Venture Management II, L.P. (as sole general partner of Ascent Venture Partners II, L.P.), Ascent Management SBIC Corp. (as sole general partner of Ascent Venture Management II, L.P.) and Ascent Venture Management III, LLC (as sole general partner of Ascent Venture Partners III, L.P.) may also be deemed to beneficially own the Record Shares.

                        LEIGH E. MICHL IS NO LONGER A MANAGING MEMBER OF ASCENT VENTURE MANAGEMENT, LLC AND ASCENT VENTURE MANAGEMENT III, LLC, NOR IS HE A STOCKHOLDER OF ASCENT MANAGEMENT SBIC CORP. ACCORDINGLY, MR. MICHL MAY NO LONGER BE DEEMED TO BENEFICIALLY OWN THE RECORD SHARES.

                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher
                        W. Dick may be deemed to beneficially own the Record Shares.

                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher
                        W. Lynch may be deemed to beneficially own the Record Shares and the Lynch Shares, for an aggregate of 5,705,570 shares.

CUSIP No. 64121A 10 7                 13G                  Page  14  of  20
          -----------                                           ----    ----


                        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., and as a General Partner of La Serre, a Massachusetts partnership ("La Serre"), Frank M. Polestra may be deemed to beneficially own the Record Shares, the Polestra Shares and the 41,017 shares of Common Stock held of record by La Serre, for an aggregate of 5,838,715 shares.

                        Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares or warrants that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Network Engines, Inc.

                  (b)   Percent of Class:

                        Ascent Venture Partners, L.P.            16.6%
                        Ascent Venture Management, LLC           16.6%
                        Ascent Venture Partners II, L.P.         16.6%
                        Ascent Venture Management II, L.P.       16.6%
                        Ascent Management SBIC Corp.             16.6%
                        Ascent Venture Partners III, L.P.        16.6%
                        Ascent Venture Management III, LLC       16.6%
                        Christopher W. Dick                      16.6%
                        Christopher W. Lynch                     16.7%
                        Frank M. Polestra                        17.1%

                        The foregoing percentages are calculated based on the 33,246,060 shares of Common Stock of Network Engines, Inc. outstanding as of January 18, 2002 as reported in the issuer's Definitive Proxy Statement filed with the SEC on January 25, 2002.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               Christopher W. Lynch              23,049
                               Frank M. Polestra                156,194

                               0 shares for each other reporting person other than Leigh E. Michl.

                        (ii)   shared power to vote or to direct the vote:

                               5,682,521 shares for each reporting person other than Leigh E. Michl

                        (iii) sole power to dispose or direct the disposition of:

                               Christopher W. Lynch              23,049
                               Frank M. Polestra                156,194

CUSIP No. 64121A 10 7                 13G                  Page  15  of  20
          -----------                                           ----    ----


                               0 shares for each other reporting person other than Leigh E. Michl

                        (iv) shared power to dispose or direct the disposition of:

                               5,682,521 shares for each reporting person other than Leigh E. Michl

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  [x] Leigh E. Michl has ceased to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of Network Engines, Inc.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 13, 2001 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF NETWORK ENGINES, INC. REMAIN UNCHANGED.

CUSIP No. 64121A 10 7                 13G                  Page  16  of  20
          -----------                                           ----    ----

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date:   February 11, 2002


ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 64121A 10 7                 13G                  Page  17  of  20
          -----------                                           ----    ----

ASCENT VENTURE PARTNERS III, L.P.

By:  Ascent Venture Management III, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT III, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


/S/ CHRISTOPHER W. DICK
-------------------------------------------
Christopher W. Dick


/S/ CHRISTOPHER W. LYNCH
------------------------------------
Christopher W. Lynch


/S/ FRANK M. POLESTRA
-------------------------------------------
Frank M. Polestra


/S/ LEIGH E. MICHL
-------------------------------------------
Leigh E. Michl

CUSIP No. 64121A 10 7                 13G                  Page  18  of  20
          -----------                                           ----    ----

                                   Exhibit Index

EXHIBIT NO.                         DESCRIPTION                         PAGE NO.

    1                       Agreement of Joint Filing                      19

CUSIP No. 64121A 10 7                 13G                  Page  19  of  20
          -----------                                           ----    ----

                                                                       EXHIBIT 1


                            AGREEMENT OF JOINT FILING

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Network Engines, Inc.

     EXECUTED this 11th day of February, 2002.


ASCENT VENTURE PARTNERS, L.P.

By:  Ascent Venture Management, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE PARTNERS II, L.P.

By:  Ascent Venture Management II, L.P.
By:  Ascent Management SBIC Corp.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT VENTURE MANAGEMENT II, L.P.

By:  Ascent Management SBIC Corp.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President


ASCENT MANAGEMENT SBIC CORP.

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Vice President

CUSIP No. 64121A 10 7                 13G                  Page  20  of  20
          -----------                                           ----    ----


ASCENT VENTURE PARTNERS III, L.P.

By:  Ascent Venture Management III, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member


ASCENT VENTURE MANAGEMENT III, LLC

By: /S/ CHRISTOPHER W. DICK
   ----------------------------------------
    Christopher W. Dick, Managing Member



/S/ CHRISTOPHER W. DICK
-------------------------------------------
Christopher W. Dick


/S/ CHRISTOPHER W. LYNCH
------------------------------------
Christopher W. Lynch


/S/ FRANK M. POLESTRA
-------------------------------------------
Frank M. Polestra


/S/ LEIGH E. MICHL
-------------------------------------------
Leigh E. Michl